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                                                                   Exhibit 10.13
[GLOBAL CROSSING LOGO]

               INTERNATIONAL ASSIGNMENT TO JAPAN -- DARRYL GREEN
                                 June 22, 1999

Global Crossing is pleased to propose the following terms for your employment assignment in Japan:

1.   APPOINTMENT

     You will be appointed as President -- Global Crossing Japan, reporting to Jack Scanlon, Vice Chairman Global Crossing Ltd. In approximately two months, you will in addition be appointed to the position of Executive Vice President -- Marketing, Global Access Ltd. (GAL), reporting to the president of GAL. Your job location will be in Japan, or as otherwise agreed between you and the company.

2.   COMMENCEMENT

     The assignment will commence on      , 1999, conditional on prior receipt
     of any required work permit. If the necessary authorizations are not received by the specified commencement date, the assignment will commence as soon as it is practicable.

3.   BASE SALARY

     During the assignment your salary will be US$213,000 per annum. The above-mentioned salary will be the basis upon which your home country social security and 401(k) contributions will be calculated.

4.   ANNUAL BONUS

     You will receive a guaranteed 1999 bonus equal to $150,000. After 1999, you will be eligible to receive a target annual bonus equal to 50% of your annual base salary. Bonuses are awarded in the sole discretion of the Company based on Company performance, group performance and individual performance.

5.   STOCK OPTIONS

     Subject to Board approval, you will receive stock options to purchase 200,000 shares of common stock of Global Crossing Ltd., vesting as follows:

          25,000 vest on your employment start date, 58,334 will vest on the 1st anniversary of your start date, 58,333 will vest on the 2nd anniversary of your start date, and 58,333 will vest on the 3rd anniversary of your start date.

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     The strike price will be the closing price on the date of the Board grant.
     Stock options are subject to additional terms and conditions as set forth in the Global Crossing Incentive Stock Option Plan and the formal non-qualified stock option agreement which will be provided to you.

     Stock options are one component of the annual performance review process at Global Crossing. Adjustments to current cash compensation and/or the award of stock options is a function of Company, functional and/or regional, and personal performance. This process is conducted annually in the first quarter. Options are awarded solely at the discretion of the Board. While we expect that you and others at your level will be eligible for annual awards under the Stock Option Program, no guarantees can be made. You will be eligible for your initial compensation review in the first quarter of 2000.

6.   Signing Bonus

     The Company will pay to you a signing bonus equal to $200,000, within 30 days after your employment start date. In the event that you resign or are terminated for cause within the first 12 months after your employment start date, the signing bonus must be returned to the Company.

7.   Cost of Living Allowance

     To provide a comparable standard of living in Japan a cost of living allowance equal to $52,500 per year, grossed up one time per year for taxes, will be paid to you.

8.   Housing

     You will be provided with a housing allowance equal to US$12,210 per month, grossed up one time per year for taxes. The lease for your housing accommodations is to be contracted and paid directly by you.

     You will be responsible for paying your own utility costs including electricity, fuel, water and telephone. You are also responsible for the provision of sort furnishings including linen, kitchenware, crockery, glassware and minor electrical equipment.

     You retain all responsibility for any home country housing obligations.

9.   School Tuition

     The Company shall reimburse you for up to $37,400 per year, grossed up one time per year for taxes, for school tuition for your children through high school graduation.

10.  Club Membership

     The Company shall reimburse you for club membership dues of up to $3,240 per year, grossed up one time per year for taxes.

11.  Social Security and 401(k) Contributions

     Contributions to your home country's social security system will be deducted from your base salary. Any contributions you choose to make to your Home Company's 401(k) plan will also be deducted from your base salary.



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12.  Tax Equalization Policy

     During the term of your assignment, your tax responsibility will be administered in accordance with the Company's Tax Equalization Policy. As such, a hypothetical US income tax will be deducted from your base salary, signing bonus, annual bonus and any other non-allowance payments to approximate your tax liability as if you had remained in the home country. When your final US income tax return is filed your hypothetical tax will be recalculated and adjustments, if any, will be made. Your actual US and Japanese federal, state and local tax on employment income will be paid by the Company.

     All payments to be made to you under this agreement will be made in US dollars.

     US and Japanese federal, state and local taxes on non-employment-related income will be your responsibility.

     An accounting firm selected by the Company, will assist in the preparation and filing of your Japanese and US federal, state and local returns and will provide the Company with a statement of the tax liability on your total income subject to limitations.

13.  Annual Leave Entitlement and Home Leave

     Your vacation entitlement shall be three weeks per year, with a maximum accrued vacation of three weeks. In addition you will be entitled to public holidays observed by the Company in Japan.

     You and your family shall be reimbursed for one roundtrip business class airfare between the US and Japan each calendar year.

14.  Emergency Leave

     At the discretion of management, round trip air transportation will be reimbursed to the place where your presence is required. The costs are limited to full economy fares to your point of origin. Emergencies must be related to immediate family members -- parents, brothers, sisters, spouses and children.

15.  Automobile

     You will be entitled to expense reimbursement for a chauffeured car on an as-needed basis.

16.  Business Travel and Expenses

     You will be reimbursed by the Company for expenses reasonably and properly incurred on Company business, on presentation of suitable receipts or vouchers in accordance with Company policy and practice.

17.  Household Goods Move

     Global Crossing will pay for the costs associated with the physical move of a reasonable amount of your household goods in Tokyo, up to US$10,000, should you be required to




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     relocate as a result of your decision to join the Company. Appropriate documentation will be required for payment.

18.  REAL ESTATE COMMISSION/DEPOSIT

     In connection with the relocation of your principal residence in Tokyo, the Company will (i) pay the cost for any real estate commission (the "Commission"), and (ii) provide you with an interest-free loan (the "Loan") to be used for payment of any rental deposit. The maximum amount of the Commission plus the Loan shall not exceed $300,000. The Loan shall be due and payable upon termination of employment for any reason. An unsecured promissory note will be provided for your signature in connection with the Loan.

19.  INSURANCE

     You and your family will be covered for medical, dental, and vision insurance during assignment under the Home Company's Cigna Insurance plan. Premiums are paid 100% by the Company. In addition, you will receive life and long term disability coverage and accidental death and dismemberment coverage in accordance with Company policy. See attached summary of benefits.

20.  GOVERNING LAW AND AT-WILL EMPLOYMENT

     While you are in Japan you will be subject to the laws of that country, including the laws relating to personal taxation, and nothing contained in this letter which may be inconsistent with such laws shall be binding upon you and the Company. This Agreement shall be governed by the laws of New York and the jurisdiction for resolution of any disputes hereunder shall be in New York. Employment is at-will, that is, you may resign at any time and the Company may terminate your employment at any time, with or without cause.

21.  GENERAL

     This agreement embodies the entire understanding between the parties relating to the assignment and supercedes all prior agreements. Any amendments or additions to this agreement shall be in writing. Should any provision of this agreement be or become invalid, the validity of the other provision(s) shall not be affected thereby.

     Please sign below to indicate your acceptance of the terms set forth above. Fax the signed agreement to the private human resources fax 310-281-5461,
     Attention: Liz Greenwood, Vice President -- Human Resources. Please contact Jack Scanlon at 310-385-5200 if you have any questions. We look forward to your joining Global Crossing.

                           [signature page to follow]



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GLOBAL CROSSING EMPLOYEE SERVICES, INC.

Signed: /s/ Elizabeth Greenwood                       Date 6/22/99
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By:     Elizabeth Greenwood
Title:  Vice President-Human Resources

ACCEPTED:

Signed   /s/ Darryl Green                             Date 6/22/99
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         DARRYL GREEN



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